Exhibit 5

AMERICAN NATIONAL INSURANCE COMPANY
ONE MOODY PLAZA
GALVESTON, TEXAS 77550-7999

DISABILITY WAIVER OF PREMIUM RIDER


DATE OF ISSUE. The Date of Issue of this rider will be the Date of Issue of the Policy. Any benefit provided by this rider will be effective this rider's Date of Issue.

INSURED.  The Insured for this rider is the Policy's Insured.

BENEFIT. We will pay the Disability Waiver Benefit due on each Monthly Deduction Date after total disability of the Insured begins and while it continues during the disability waiver period. We must have received proof to satisfy Us that:
(1) the Insured is totally disabled; and
(2) the total disability has existed for at least 6 consecutive months.
The Disability Waiver Benefit and waiver period are shown on the Data Page.

TOTAL DISABILITY. "Total disability" means complete mental or physical incapacity of the Insured caused by bodily injury, disease or condition. It must prevent the Insured from engaging in any gainful employment or occupation for which the Insured is or becomes qualified by reason of education, training, or experience. The permanent:
(1) loss of the entire sight of both eyes;
(2) severance of both hands at or above the wrist;
(3) severance of both feet at or above the ankle; or
(4) severance of both one hand at or above the wrist and one foot at or above the ankle is considered total disability.

WRITTEN NOTICE OF CLAIMS.    Our Home Office must receive Your
written claim for Disability Waiver of Premium:
(1) while the Insured lives;
(2) during the disability waiver period;
(3) while the Insured's total disability continues; and
(1) not later than 1 year after the expiry of the grace period, unless You can show that a later claim was made as soon as was reasonably possible.
We will not waive a past premium due more than 1 year before We receive the written claim. If total disability begins during the grace period, a premium sufficient to cover the Monthly Deduction for the grace period must be paid to Us before any premiums will be waived.

PROOF OF TOTAL DISABILITY AND CONTINUANCE.    After receipt of a
claim, We can demand proof that the total disability exists and continues, but We cannot do so more often than once a year after 1 year of continuous disability. We may require that a doctor selected by Us make a physical examination of the Insured. We will not waive any premium if the Insured:
(1)	fails to furnish proof of total disability within a reasonable time; or
(2)	refuses to be examined.




LIMITATIONS OF COVERAGE.   Disability  Waiver of Premium will not be
granted if total disability begins:
(1) while the Policy is not in force;
(2) after the Policy lapses;
(3) after the disability waiver period has expired.

RISKS NOT ASSUMED. Disability Waiver of Premium will not be granted if total disability existed on or before the Date of Issue of this rider; or if it is a direct or indirect result of:
(1) attempted intentional self-destruction or self-mutilation, whether the Insured was sane or insane;
(2) any act attributed to riot or war, declared or undeclared, whether or not the Insured is in military service;
(3) the voluntary or involuntary administration, taking, or injection of a drug, sedative, or narcotic unless administered by and taken when and as prescribed by a physician; or
(4) injury, disease, or infection that existed or occurred before
the Date of Issue unless disclosed 	in the Application for this
rider or disclosed in the application for an increase in Specified Amount while this rider is in effect.

TERMINATION.    This rider will terminate on the first to occur of:
(1) the date the grace period for the Policy expires;
(2) the date the Policy matures, expires, or is surrendered; or
(3) at the end of the disability waiver period.
At Your Written Request, We will terminate this rider. You must return the Policy to Us for endorsement. This rider will terminate on the Monthly Deduction Date that coincides with or next follows the receipt, at Our Home Office, of the request to terminate this rider. After the date this rider terminates, the Cost of Insurance for this rider's benefit will no longer be included in the Monthly Deduction.

COST OF BENEFIT.    The Cost of Insurance for the Disability Waiver
of Premium Benefit is determined on a monthly basis. The Cost of Insurance for a Policy month is calculated as (a) multiplied by (b) where:
(a) is the Monthly Cost of Insurance Rate for the Waiver of Premium Benefit shown on the Data Page; and
(b) is the Disability Waiver of Premium Benefit divided by 100.
The Cost of Insurance Rate for this benefit is based on the age, sex and rate class of the Insured. The cost of this benefit will be included in the Monthly Deduction on each Monthly Deduction Date on which this rider is in force.

This rider is a part of the Policy to which it is attached (the
"Policy"). All terms and provisions of the Policy that apply will be construed to be part of this rider.

Signed for Us at Galveston, Texas.




	Secretary	President

Form WQVULDW